EXHIBIT 99.1

NEWS RELEASE

For Immediate Release June 5, 2001	For More Information Contact: J. Lee Walden President & Chief Executive Officer Phone: (317) 362-4710

        CRAWFORDSVILLE, INDIANA, June 5, 2001 -- Montgomery Financial Corporation (Nasdaq: MONT) announced that Keefe, Bruyette and Woods, Inc. has been retained by the board of directors of the Company to provide investment banking services to help evaluate available alternatives to improve financial performance and maximize shareholder value. These alternatives may include, but not be limited to, various means by which the Company may increase revenue and decrease expenses, as well as a potential acquisition or merger.

        At March 31, 2001, the Company had total assets of approximately $143 million, deposits of $107 million and stockholders' equity of $17 million.